Earnings Release May 19, 2026

Exhibit 99.1
James Hardie Reports Fourth Quarter FY26 and Full-Year FY26 Results; Provides FY27 Outlook

Fourth Quarter Highlights
Net Sales of $1.40 Billion, an Increase of 45% Year Over Year; Organic Net Sales Decreased 1%
Net Income of $29 Million, Adjusted EBITDA of $381 Million, Exceeding Guidance and Expectations
Full Year Highlights
Net Sales of $4.84 Billion, an Increase of 25% Year Over Year; Organic Net Sales Decreased 2%
Net Income of $104 Million, Adjusted EBITDA of $1.27 Billion, Exceeding Guidance and Expectations
Cost Synergies Ahead of Schedule, Commercial Synergies On Track
FY27 Outlook
Company Targeting Pro Forma Adjusted EBITDA Growth of 4% to 8% in FY27; Organic Growth Expected in Siding & Trim
FY27 Free Cashflow of $500+ Million Expected, an Increase of more than $200+ Million Year Over Year

James Hardie Industries plc (NYSE / ASX : JHX) ("James Hardie" or the "Company"), a leading provider of exterior home and outdoor living solutions, today announced results for its fourth quarter ending March 31, 2026.

Aaron Erter, CEO of James Hardie said, "We delivered Adjusted EBITDA above our guidance range in the fourth quarter, reflecting disciplined execution and the strength of our business model in a challenging operating environment. Despite unfavorable weather in February and early March that impacted reported results and disrupted construction activity across key regions, the business delivered underlying performance that exceeded expectations."

Mr. Erter added, “Fiscal 2026 was a transformational year for James Hardie, highlighted by the closing of the AZEK acquisition. As we integrate the businesses, we are seeing continued progress across both cost and commercial synergies, further strengthening our belief in the long-term value creation opportunity from the combination. For the full fiscal year, we delivered solid financial performance despite a challenging operating environment. Despite our markets declining mid-to-high single digits for the year, our organic net sales declined just 2% year over year. We finished the year with Adjusted EBITDA of $1.27 billion and Adjusted EBITDA margin of 26.2%. We delivered strong flow-through on our cost actions and realized meaningful benefits from the operational initiatives implemented throughout the year, positioning the business for improved margin performance moving forward.”

Mr. Erter concluded, “Inflationary and affordability pressures continue to weigh on housing activity. We are focused on what we can control: our cost base, pricing discipline, and providing exceptional products and service to our customers. Against that backdrop, we enter fiscal year 2027 with confidence. We see customers responding to our differentiated products, strong brands, and go to market strategy of the combined company. We are making solid progress on the integration and have surpassed our FY26 cost synergy target. That puts us ahead of plan and increases our confidence in achieving our $125 million cost synergy target ahead of our original three-year timeline. On the commercial front, based on recently signed agreements and the activity
Note: Pro forma comparisons reflect the AZEK acquisition for periods prior to July 1, 2025. Organic net sales comparisons exclude the impact of the AZEK acquisition, as well as the impact of exiting our Philippines business in Q2 FY25.

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Earnings Release May 19, 2026

we’re seeing in the market, we have confidence in reaching our $125 million run-rate commercial synergy milestone exiting FY27. We also expect a meaningful step-up in Free Cash Flow to greater than $500 million in FY27. This will be driven by higher Adjusted EBITDA as we realize both cost and commercial synergies, a reduction in one-time integration and transaction-related costs, and continued discipline around capital spending and working capital. As these factors come together, cash conversion will improve, giving us greater flexibility to reduce leverage over time.”

Consolidated Financial Information

	Q4 FY26	Q4 FY25	Change	FY26	FY25	Change

Group	(US$ millions, except per share data)
Net Sales	1,403.9	971.5	+45%	4,835.8	3,877.5	+25%
Operating Income	108.8	62.1	+75%	447.6	655.9	(32%)
Operating Income Margin	7.7%	6.4%	+130bps	9.3%	16.9%	(760bps)
Net Income	28.5	43.6	(35%)	104.0	424.0	(75%)
Net Income per common share - Diluted	0.05	0.10	(51%)	0.19	0.98	(81%)
Net Income Margin	2.0%	4.5%	(250bps)	2.2%	10.9%	(870bps)
Adjusted Net Income	172.6	156.1	+11%	595.7	644.3	(8%)
Adjusted Diluted Earnings Per Share	0.30	0.36	(19%)	1.09	1.49	(27%)
Adjusted EBITDA	380.9	268.6	+42%	1,265.8	1,079.4	+17%
Adjusted EBITDA Margin	27.1%	27.6%	(50bps)	26.2%	27.8%	(160bps)

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Earnings Release May 19, 2026

Segment Business Update and Results
Siding & Trim

	Q4 FY26	Q4 FY25	Change	FY26	FY25	Change

Siding & Trim	(US$ millions)
Net Sales	767.0	718.9	+7%	2,963.1	2,863.3	3%
Operating Income	146.8	202.4	(27%)	661.9	840.9	(21%)
Operating Income Margin	19.1%	28.2%	(910bps)	22.3%	29.4%	(710bps)
Adjusted EBITDA	253.0	247.6	+2%	951.4	1,001.6	(5%)
Adjusted EBITDA Margin	33.0%	34.4%	(140bps)	32.1%	35.0%	(290bps)
Siding & Trim net sales increased 7% compared to the quarter ended March 31, 2025, driven by the contribution from AZEK Exteriors. On an organic basis, net sales declined 7%, reflecting lower volumes from softer market demand, partially offset by price/mix.
Exterior product volumes declined low-double digits in the quarter, with Single-Family down mid-double digits, partially offset by Multi-Family growth of low-single digits. Interior product volumes declined high-single digits. The decline in Single-Family Exteriors was driven by softer new construction activity, particularly in the Southeast and Western regions, where the Company has strong exposure to large national homebuilders. Texas, the Company’s largest region by volume, declined high-single digits year-over-year but improved approximately 25% sequentially, though activity remains below historical levels.

For the full fiscal year, Exterior product volumes declined high-single digits, with Single-Family down low double digits and Multi-Family up mid-single digits. Interior product volumes declined low-double digits. Geographic trends were consistent with the fourth quarter, with the Southeast and Western regions representing the primary areas of weakness. Texas declined low-double digits year-over-year.

Market conditions remained challenging, with subdued building activity and ongoing affordability pressures. Siding & Trim experienced weather-related volume headwinds in February and early March, reflecting its geographic exposure across key new construction markets. Year-over-year comparisons were further impacted by elevated channel inventory levels in the prior year, creating an additional headwind to current quarter volumes.

Fourth quarter and full year reported operating income margins of 19.1% and 22.3% decreased 910 and 710 basis points year-over-year, respectively, primarily reflecting AZEK acquisition-related expenses, amortization of acquired intangibles, and restructuring charges. Adjusted EBITDA margin, which excludes these items, decreased 140 basis points year-over-year in the quarter to 33.0%, and decreased 290 basis points for the full year to 32.1%. Volume declines in the quarter weighed on year-over-year margins, partially offset by improved decremental margins reflecting cost actions and disciplined SG&A management. The quarterly decline was further impacted by marketing-related costs associated with the integration of the two companies, as previously committed contractor events, trade shows, and sales meetings from both organizations were held in the quarter, as well as the allocation of certain R&D expenses held at the corporate level not previously included in the segment. These headwinds were partially offset by mid-single-digit average net sales price increase.

As volumes recover, the Company expects to benefit from strong incremental margins driven by the deployment of the Hardie Manufacturing Operating System for improved manufacturing utilization across the network.

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Deck, Rail & Accessories (DR&A)

	Q4 FY26	FY26

Deck, Rail & Accessories	(US$ millions)
Net Sales	345.3	795.2
Operating Income (Loss)	18.2	(17.7)
Operating Income (Loss) Margin	5.3%	(2.2%)
Adjusted EBITDA	97.5	224.8
Adjusted EBITDA Margin	28.2%	28.3%
DR&A net sales increased +5% compared to the quarter ended March 31, 2025, prior to the acquisition, driven primarily by price/mix improvement, as volumes were essentially flat year-over-year. Adjusted EBITDA margin was 28.2% reflecting the benefit of top-line growth.
During the quarter, the Company fulfilled strong early buy orders, resulting in elevated channel inventory levels as sell-through, which was up low-single-digits, moderated in February and early March due to weather related disruptions. In response, we reduced production exiting the quarter to better align with channel conditions. We expect a temporary P&L impact in the first quarter of FY27 as this inventory is absorbed.
In addition to cost synergies, the runway for margin improvement in Deck, Rail & Accessories is supported by continued progress in recycled material usage and formulation optimization, improved utilization across the manufacturing network, and the application of the Hardie Operating System ("HOS").
We continue to execute our proven growth strategy focused on material conversion from wood, share gains, and product innovation. Recent introductions — including new railing and accessory offerings launched in early 2026 — have been well received, expanding our portfolio and enhancing both aesthetics and functionality for homeowners and contractors.

We remain focused on driving downstream demand through contractor engagement while selectively expanding our channel presence. James Hardie's combination with AZEK continues to support growth through expanded distribution, incremental shelf space and a more comprehensive exterior solutions offering.

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Earnings Release May 19, 2026

Australia & New Zealand (ANZ)

	Q4 FY26	Q4 FY25	Change	FY26	FY25	Change

Australia & New Zealand	(US$ millions, unless otherwise noted)
Net Sales	139.6	118.1	+18%	520.6	519.9	—%
Net Sales (A$ millions)	200.2	188.1	+6%	785.8	795.0	(1%)
Operating Income	42.5	43.0	(1%)	153.9	111.0	+39%
Operating Income Margin	30.4%	36.4%	(600bps)	29.6%	21.7%	+790bps
Adjusted EBITDA	50.0	40.8	+23%	177.7	180.5	(2%)
Adjusted EBITDA Margin	35.8%	34.5%	+130bps	34.1%	34.7%	(60bps)
Net sales increased +18% in the quarter, or 6% in the Australian dollar, with mid-single digit volume growth and low-single digit average net sales price growth in Australian dollars. Adjusted EBITDA margin of 35.8% increased 130 basis points in the quarter as volume growth and lower cash costs reflecting favorable raw material prices and improved manufacturing performance drove strong operating leverage. This improvement was modestly offset by the allocation of R&D costs not previously charged to the segment and slightly higher SG&A costs, primarily marketing-related.
The Company is focused on driving growth in Australia and New Zealand by evolving from a fiber cement business to a broader building products platform. The strategy centers on defending and extending our core fiber cement operations while accelerating adoption of whole home solutions to better align with changing customer preferences and modern building design trends. While market conditions remain challenged, the ANZ team continues to focus on operational execution, including advanced manufacturing initiatives and HOS productivity improvements to support margin expansion and consistent profitability.
Europe

	Q4 FY26	Q4 FY25	Change	FY26	FY25	Change

Europe	(US$ millions, unless otherwise noted)
Net Sales	152.0	134.5	+13%	556.9	494.3	+13%
Net Sales (€ millions)	130.0	127.7	+2%	480.4	460.6	+4%
Operating Income	14.3	13.3	+8%	52.2	38.0	+37%
Operating Income Margin	9.4%	9.9%	(50bps)	9.4%	7.7%	+170bps
EBITDA	22.7	21.8	+4%	82.2	70.4	+17%
EBITDA Margin	14.9%	16.2%	(130bps)	14.8%	14.2%	+60bps
Net sales increased 13% in the quarter, or 2% in Euros, driven by low-single digit volume growth, an FX tailwind, and flat price/mix realization. Operating Margin of 9.4% decreased 50 basis points year over year. EBITDA margin of 14.9% decreased 130 basis points year over year, reflecting a prior year one-time item that did not repeat, commissioning costs associated with our new Orejo production line and higher freight to support fiber gypsum growth. These headwinds were partially offset by favorable raw material purchasing, as well as improved plant performance.
Markets across Europe remain challenged, particularly in Germany, the Company’s largest market, where recovery is expected to be gradual. Against the backdrop, we remain focused on improving profitability of our core fiber gypsum business through product innovation and continued optimization of our operating network.

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We are prioritizing our higher-margin, innovation-led product portfolio, including flooring systems and underfloor heating solutions, which continues to deliver strong growth and attractive returns. We also see an opportunity to expand in adjacent applications, including fire protection and prefabricated construction, where our differentiated product performance and sustainability advantages support continued share gains. Margin expansion is expected to be driven by operating leverage from sales growth, alongside ongoing efficiency initiatives, including manufacturing optimization, logistics improvements and HOS productivity actions.

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Outlook
Q1 FY27 Guidance and Full Year Planning Assumptions

Turning to guidance, Ryan Lada, CFO, said, “The operating environment remains uncertain. We are not assuming a market recovery. What gives us confidence is execution — synergy realization, our enhanced go-to-market model, manufacturing cost actions taken in FY26, and disciplined capital allocation. In forming our fiscal year 2027 outlook, we assessed a broad range of macroeconomic indicators, including commentary from large homebuilders, repair and remodel market trends, channel inventory levels across our distribution network, and broader consumer sentiment.

In Siding & Trim, channel inventories have normalized and visibility has improved. We expect to return to organic growth, driven by repair and remodel expansion in underpenetrated regions, improved product mix, and the contribution of commercial synergies from the combined platform.

In Deck, Rail & Accessories, we expect above-market performance for the full year, supported by product innovation, channel expansion, and contractor conversion.

At the total company level, we expect earnings growth, driven by synergy realization, manufacturing cost improvements, and disciplined execution. We also expect Free Cash Flow to improve meaningfully in FY27, driven by higher profitability and the roll-off of most integration and acquisition-related costs we had in FY26."

We provide certain of our outlook on a non-GAAP basis, as we cannot predict some elements that are included in reported GAAP results, including the impact of actuarial estimates on asbestos-related assets and liabilities in future periods. Refer to the discussion of non-GAAP financial measures below for more details.

Full Year Planning Assumptions Are As Follows:
•Net Sales for Siding & Trim: $3.04 to $3.13 billion
•Net Sales for Deck, Rail & Accessories: $1.11 to $1.15 billion
•Total Net Sales: $5.25 to $5.41 billion
•Adjusted EBITDA for Siding & Trim: $1.02 to $1.07 billion
•Adjusted EBITDA for Deck, Rail & Accessories: $333 to $343 million
•Total Adjusted EBITDA: $1.45 to $1.50 billion
•Free Cash Flow: At Least $500 million

Now Turning To The First Quarter:
Siding & Trim enters Q1 with normalized channel inventory and improved visibility. In Deck, Rail & Accessories, channel inventories are slightly elevated following strong early buy orders and weather-related sell-through softness in February and early March. We expect a near-term P&L impact in Q1 as inventory normalizes. The full year outlook for the segment is unchanged.

First Quarter Guidance Assumptions Are As Follows:
•Net Sales for Siding & Trim: $758 to $781 million
•Net Sales for Deck, Rail & Accessories: $291 to $300 million
•Total Net Sales: $1.32 to $1.35 billion
•Adjusted EBITDA for Siding & Trim: $256 to $272 million
•Adjusted EBITDA for Deck, Rail & Accessories: $78 to $82 million
•Total Adjusted EBITDA: $354 to $375 million
Note: All planning assumptions include a full-year contribution from the AZEK acquisition. Free cash flow represents net cash provided by operating activities less purchases of property, plant and equipment plus proceeds from the sale of property, plant and equipment.

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Cash Flow, Capital Investment & Allocation
Operating cash flow totaled $589.8 million for the twelve months ended FY26, driven by net income adjusted for non-cash items of $806.7 million, partially offset by $107.0 million of asbestos claims and handling costs paid and higher working capital of $33.9 million. Capital expenditures were $383.9 million.

Our capital allocation priorities for FY2027 are straightforward: invest in organic growth, deploy capital expenditures with discipline, and reduce leverage. We are targeting approximately 2.0x net leverage by the end of the second quarter of fiscal year 2028.

Capital expenditures for FY2027 are expected to be in the range of approximately 6% to 7% of net sales, reflecting maintenance and targeted growth investments across the manufacturing network. Our current footprint is well positioned to support demand across both fiber cement and decking, and we do not anticipate the need for significant new capacity in the near term.

The previously announced closures of our Fontana, California and Summerville, South Carolina facilities are expected to generate approximately $25 million in annualized cost savings beginning in FY2027.

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Reported Financial Results

(Millions of US dollars)	March 31 2026	March 31 2025
Assets
Current assets:
Cash and cash equivalents	$269.2	$562.7
Restricted cash and cash equivalents	5.0	5.0
Restricted cash and cash equivalents - Asbestos	70.2	37.9
Restricted short-term investments - Asbestos	198.5	175.8
Accounts and other receivables, net	517.3	391.8
Inventories	635.7	347.1
Prepaid expenses and other current assets	113.6	100.6
Assets held for sale	10.9	73.1
Insurance receivable - Asbestos	3.5	5.5
Workers’ compensation - Asbestos	2.9	2.3
Total current assets	1,826.8	1,701.8
Property, plant and equipment, net	3,084.6	2,169.0
Operating lease right-of-use-assets	133.4	70.4
Finance lease right-of-use-assets	100.8	2.7
Goodwill	4,780.4	193.7
Intangible assets, net	3,340.1	145.6
Insurance receivable - Asbestos	20.8	23.2
Workers’ compensation - Asbestos	18.7	16.5
Deferred income taxes	73.3	600.4
Deferred income taxes - Asbestos	282.5	284.5
Other assets	27.2	22.1
Total assets	$13,688.6	$5,229.9
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$712.5	$446.4
Accrued payroll and employee benefits	167.9	133.3
Operating lease liabilities	32.9	21.6
Finance lease liabilities	5.6	1.1
Long-term debt, current portion	43.8	9.4
Accrued product warranties	10.7	7.3
Income taxes payable	13.1	10.3
Asbestos liability	128.3	119.4
Workers’ compensation - Asbestos	2.9	2.3
Other liabilities	39.7	59.1
Total current liabilities	1,157.4	810.2
Long-term debt	4,491.2	1,110.1
Deferred income taxes	399.7	121.1
Operating lease liabilities	114.3	63.9
Finance lease liabilities	97.9	1.9
Accrued product warranties	53.3	26.9
Asbestos liability	880.3	864.2
Workers’ compensation - Asbestos	18.7	16.5
Other liabilities	50.3	53.6
Total liabilities	7,263.1	3,068.4
Total shareholders’ equity	6,425.5	2,161.5
Total liabilities and shareholders’ equity	$13,688.6	$5,229.9

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Earnings Release May 19, 2026

	Three Months Ended March 31		Years Ended March 31
(Millions of US dollars, except per share data)	2026	2025	2026	2025
Net sales	$1,403.9	$971.5	$4,835.8	$3,877.5
Cost of goods sold	880.5	598.7	3,106.2	2,372.5
Gross profit	523.4	372.8	1,729.6	1,505.0
Selling, general and administrative expenses	289.8	151.8	946.4	596.2
Research and development expenses	16.2	12.4	60.7	48.5
Restructuring, net	40.2	(7.0)	16.2	50.3
Acquisition related expenses	17.8	16.5	206.9	16.5
Asbestos adjustments	50.6	137.0	51.8	137.6
Operating income	108.8	62.1	447.6	655.9
Interest, net	62.3	2.9	231.1	10.3
Other expense, net	0.1	0.4	9.8	0.2
Income before income taxes	46.4	58.8	206.7	645.4
Income tax expense	17.9	15.2	102.7	221.4
Net income	$28.5	$43.6	$104.0	$424.0
Income per share:
Basic	$0.05	$0.10	$0.19	$0.98
Diluted	$0.05	$0.10	$0.19	$0.98
Weighted average common shares outstanding (Millions):
Basic	580.1	429.8	541.8	430.8
Diluted	584.7	430.9	545.5	432.1

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	Years Ended March 31
(Millions of US dollars)	2026	2025
Cash Flows From Operating Activities
Net income	$104.0	$424.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	493.5	216.2
Lease expense	41.8	32.9
Deferred income taxes	(17.9)	62.1
Share-based compensation	38.0	23.0
Asbestos adjustments	51.8	137.6
Gain on sale of land	(26.2)	—
Non-cash restructuring expenses	23.5	38.2
Non-cash interest expense	8.8	2.0
Non-cash charge related to step up of inventory	47.9	—
Other, net	41.5	19.1
Changes in operating assets and liabilities:
Accounts and other receivables	(15.6)	(28.9)
Inventories	(48.5)	(15.7)
Operating lease assets and liabilities, net	(47.3)	(34.0)
Prepaid expenses and other assets	(1.2)	(40.6)
Insurance receivable - Asbestos	3.8	3.9
Accounts payable and accrued liabilities	30.2	18.3
Claims and handling costs paid - Asbestos	(107.0)	(114.4)
Income taxes payable	2.2	(2.7)
Other accrued liabilities and interest	(33.5)	61.8
Net cash provided by operating activities	$589.8	$802.8
Cash Flows From Investing Activities
Purchases of property, plant and equipment	$(383.9)	$(422.2)
Proceeds from sale of property, plant and equipment	108.2	0.4
Capitalized interest	(6.1)	(21.0)
Cash consideration for The AZEK Company acquisition, net of cash acquired	(3,919.8)	—
Purchase of restricted investments - Asbestos	(190.1)	(183.1)
Proceeds from restricted investments - Asbestos	183.2	179.2
Net cash used in investing activities	$(4,208.5)	$(446.7)
Cash Flows From Financing Activities
Proceeds from term loans	$2,500.0	$—
Proceeds from senior secured notes	1,700.0	—
Proceeds from revolving credit facility	130.0	—
Repayments of term loans	(323.4)	(7.5)
Repayment of revolving credit facilities	(130.0)	—
Repayment of senior unsecured notes	(465.2)	—
Debt issuance costs paid	(41.6)	—
Proceeds from exercise of vested stock options	1.7	—
Share issuance costs due to AZEK acquisition	(2.1)	—
Repayment of finance lease obligations	(4.8)	(1.2)
Shares repurchased	—	(149.9)
Shares issued net of cash paid for shares withheld for taxes	(13.7)	(7.3)
Net cash provided by (used in) financing activities	$3,350.9	$(165.9)
Effects of exchange rate changes on cash and cash equivalents, restricted cash and restricted cash - Asbestos	$6.6	$(0.4)
Net (decrease) increase in cash and cash equivalents, restricted cash and restricted cash - Asbestos	(261.2)	189.8
Cash and cash equivalents, restricted cash and restricted cash - Asbestos at beginning of period	605.6	415.8
Cash and cash equivalents, restricted cash and restricted cash - Asbestos at end of period	$344.4	$605.6

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	Years Ended March 31
(Millions of US dollars)	2026	2025
Non-Cash Investing and Financing Activities
Capital expenditures incurred but not yet paid	$50.2	$41.3
Non-cash ROU assets obtained in exchange for new lease liabilities	$58.5	$33.6
Non-cash consideration for AZEK acquisition	$4,143.6	$—
Supplemental Disclosure of Cash Flow Activities
Cash paid during the year for interest	$207.8	$63.6
Cash payment for income taxes, net	$85.1	$128.1
Cash paid to AICF	$125.4	$99.2

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Earnings Release May 19, 2026

Further Information
Readers are referred to the Company’s Consolidated Financial Statements and Management’s Discussion and Analysis in the Company's Annual Report on Form 10-K for the year ended March 31, 2026 for additional information regarding the Company’s results.
All comparisons made are vs. the comparable period in the prior fiscal year and amounts presented are in US dollars, unless otherwise noted.

Conference Call Details
James Hardie will hold a conference call to discuss results and outlook Tuesday, May 19, 2026 at 6:00pm EDT (Wednesday, May 20, 2026 at 8:00am AEST). Participants may register for a live webcast and access a replay following the event of the event on the Investor Relations section of the Company’s website (ir.jameshardie.com).

2026 Investor Day
James Hardie will host its Investor Day in New York City on September 15, 2026. The event will offer investors the opportunity to hear directly from key leaders across the business and gain deeper insight into the drivers of our performance and value creation. A formal invitation to register for in-person or virtual attendance will be provided in the coming weeks.

About James Hardie
James Hardie Industries plc is the industry leader in exterior home and outdoor living solutions, with a portfolio that includes fiber cement, fiber gypsum, and composite and PVC decking and railing products. Products offered by James Hardie are engineered for beauty, durability, and climate resilience, and include trusted brands like Hardie®, TimberTech®, AZEK® Exteriors, Versatex®, fermacell® and StruXure®. With a global footprint, the James Hardie portfolio is marketed and sold throughout North America, Europe, Australia and New Zealand.
James Hardie Industries plc is incorporated and existing under the laws of Ireland. As an Irish plc, James Hardie is governed by the Irish Companies Act. James Hardie’s principal executive offices are located at 1st Floor, Block A, One Park Place, Upper Hatch Street, Dublin 2, D02 FD79, Ireland.

Investor and Media Contact
investors@jameshardie.com

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Forward-Looking Statements
This Earnings Release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “aim,” “will,” “should,” “likely,” “continue,” “may,” “objective,” “outlook” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of James Hardie to be materially different from those expressed or implied in this release, including, among others, the risks and uncertainties described in "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026; changes in general economic, political, governmental and business conditions globally and in the countries in which James Hardie does business; changes in interest rates; changes in inflation rates; changes in exchange rates; the level of construction generally; changes in cement demand and prices; changes in raw material and energy prices; changes in business strategy; the AZEK acquisition and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.
Forward-looking statements are based on the Company’s current expectations, estimates and assumptions. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update any forward-looking statements or information except as required by law.

Non-GAAP Financial Measures
To supplement our Earnings Release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or ("GAAP"), we use certain non-GAAP financial measures, as described with this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance and liquidity from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance and liquidity over multiple periods with other companies in our industry.
•Adjusted Net Income: Defined as net income before asbestos related expenses and adjustments, AICF interest income, restructuring, net, pre-close financing costs, acquisition related expenses, inventory fair value adjustment, amortization of intangible assets results from AZEK acquisition and tax adjustments.
•Adjusted EBITDA: Defined as net income before interest, net, other expense (income), net, income tax expense, depreciation and amortization, asbestos related expenses and adjustments, restructuring, net, acquisition related expenses, and inventory fair value adjustment.
•Adjusted Diluted EPS: Defined as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.
•Adjusted Segment EBITDA: Defined as segment operating income before depreciation and amortization, restructuring expenses, acquisition related expenses, and inventory fair value adjustment.

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Earnings Release May 19, 2026

The Company does not calculate net income by segment, therefore, Adjusted Segment EBITDA is reconciled to the closest GAAP measure of segment profitability, Segment operating profit.
•Adjusted General Corporate and Unallocated R&D EBITDA: Defined as General Corporate and Unallocated R&D costs before depreciation and amortization, restructuring, net, acquisition related expenses and asbestos related expenses and adjustments. The Company does not calculate net income for General Corporate and Unallocated R&D costs, therefore, Adjusted General Corporate and Unallocated R&D EBITDA is reconciled to the closest GAAP measure of profitability, General Corporate and unallocated R&D costs.
•Adjusted Income Before Income Taxes: Defined as Income before income taxes before asbestos related expenses and adjustments, AICF interest income, restructuring, net, pre-close financing costs, acquisition related expenses, inventory fair value adjustment and amortization of intangible assets resulting from AZEK acquisition.
•Adjusted Income Tax Expense: Defined as income tax expense before tax adjustments.
•Adjusted Effective Tax Rate: Defined as Adjusted Income Tax Expense divided by Adjusted Income Before Income Taxes.
•Adjusted Interest, net: Defined as Interest, net before pre-close financing and interest costs, and AICF interest income.
•Adjusted Other Expense (Income), net: Defined as Other expense (income), net before non-cash loss on interest rate swap.
•Free Cash Flow: Defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment plus proceeds from sale of property, plant and equipment.
These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. See the accompanying earnings tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.
The Company is unable to forecast the comparable US GAAP financial measure for future periods due to, amongst other factors, uncertainty regarding the impact of actuarial estimates on asbestos-related assets and liabilities in future periods. Such reconciling items that impact Adjusted EBITDA and Free Cash Flow have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of each of Adjusted EBITDA and Free Cash Flow to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA and Free Cash Flow planning assumptions and future GAAP results.
This Earnings Release has been authorized by the James Hardie Board of Directors.

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Earnings Release May 19, 2026

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA margin

(Millions of US dollars)	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Net income	$28.5	$43.6	$104.0	$424.0
Interest, net	62.3	2.9	231.1	10.3
Other expense, net	0.1	0.4	9.8	0.2
Income tax expense	17.9	15.2	102.7	221.4
Depreciation and amortization	163.0	59.4	493.5	216.2
Acquisition related expenses	17.8	16.5	206.9	16.5
Asbestos related expenses and adjustments	51.1	137.6	53.7	140.5
Inventory fair value adjustment	—	—	47.9	—
Restructuring, net	40.2	(7.0)	16.2	50.3
Adjusted EBITDA	$380.9	$268.6	$1,265.8	$1,079.4
AZEK Adjusted EBITDA for Q1 FY26			126.8
Total Pro Forma Adjusted EBITDA			$1,392.6

	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Net income margin	2.0%	4.5%	2.2%	10.9%
Interest, net	4.4%	0.3%	4.8%	0.3%
Other expense, net	—%	—%	0.2%	—%
Income tax expense	1.3%	1.6%	2.1%	5.7%
Depreciation and amortization	11.6%	6.1%	10.2%	5.6%
Acquisition related expenses	1.3%	1.7%	4.3%	0.4%
Asbestos related expenses and adjustments	3.6%	14.1%	1.1%	3.6%
Inventory fair value adjustment	—%	—%	1.0%	—%
Restructuring, net	2.9%	(0.7)%	0.3%	1.3%
Adjusted EBITDA margin	27.1%	27.6%	26.2%	27.8%

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Earnings Release May 19, 2026

Adjusted net income and Adjusted diluted earnings per share

(Millions of US dollars, except per share amounts)	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Net income	$28.5	$43.6	$104.0	$424.0
Asbestos related expenses and adjustments	51.1	137.6	53.7	140.5
AICF interest income	(2.7)	(2.4)	(10.1)	(10.9)
Restructuring, net	40.2	(7.0)	16.2	50.3
Pre-close financing costs[1]	—	0.8	46.5	0.8
Acquisition related expenses	17.8	16.5	206.9	16.5
Inventory fair value adjustment	—	—	47.9	—
Amortization of intangible assets resulting from AZEK acquisition	72.4	—	178.7	—
Tax adjustments[2]	(34.7)	(33.0)	(48.1)	23.1
Adjusted net income	$172.6	$156.1	$595.7	$644.3

	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Net income per common share - diluted	$0.05	$0.10	$0.19	$0.98
Asbestos related expenses and adjustments	0.09	0.32	0.10	0.33
AICF interest income	—	—	(0.02)	(0.03)
Restructuring, net	0.07	(0.02)	0.03	0.12
Pre-close financing costs[1]	—	—	0.08	—
Acquisition related expenses	0.03	0.04	0.38	0.04
Inventory fair value adjustment	—	—	0.09	—
Amortization of intangible assets resulting from AZEK acquisition	0.12	—	0.33	—
Tax adjustments[2]	(0.06)	(0.08)	(0.09)	0.05
Adjusted diluted earnings per share[3]	$0.30	$0.36	$1.09	$1.49

1.Includes pre-close financing interest of $34.9 million as well as an $11.6 million non-cash loss on our interest rate swap incurred in the first quarter of fiscal year 2026.
2.Includes tax adjustments related to the amortization benefit of certain US intangible assets, asbestos, and discrete items relating to the AZEK acquisition, and $18.2 million in respect of the ATO settlement agreement incurred in the second quarter of fiscal year 2026.
3.Weighted average common shares outstanding used in computing diluted net income per common share of 584.7 million and 430.9 million for the three months ended March 31, 2026 and 2025, respectively. Weighted average common shares outstanding used in computing diluted net income per common share of 545.5 million and 432.1 million for the fiscal years ended March 31, 2026 and 2025, respectively.

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Earnings Release May 19, 2026

Siding & Trim Segment Adjusted EBITDA and Adjusted EBITDA margin

(Millions of US dollars)	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Siding & Trim Segment operating income	$146.8	$202.4	$661.9	$840.9
Acquisition related expenses	3.4	—	11.8	—
Inventory fair value adjustment	—	—	11.2	—
Amortization of intangible assets resulting from AZEK acquisition	19.1	—	42.7	—
Restructuring expenses	35.6	—	35.6	—
Depreciation and amortization	48.1	45.2	188.2	160.7
Siding & Trim Segment Adjusted EBITDA	$253.0	$247.6	$951.4	$1,001.6

	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Siding & Trim Segment operating income margin	19.1%	28.2%	22.3%	29.4%
Acquisition related expenses	0.4%	—%	0.4%	—%
Inventory fair value adjustment	—%	—%	0.4%	—%
Amortization of intangible assets resulting from AZEK acquisition	2.5%	—%	1.4%	—%
Restructuring expenses	4.7%	—%	1.2%	—%
Depreciation and amortization	6.3%	6.2%	6.4%	5.6%
Siding & Trim Segment Adjusted EBITDA margin	33.0%	34.4%	32.1%	35.0%

Deck, Rail & Accessories Segment Adjusted EBITDA and Adjusted EBITDA margin

(Millions of US dollars)	Quarter and Full Year Ended March 31
	Q4 FY26	FY26
Deck, Rail & Accessories operating income (loss)	$18.2	$(17.7)
Restructuring expenses	1.2	3.4
Inventory fair value adjustment	—	36.7
Amortization of intangible assets resulting from AZEK acquisition	53.3	136.0
Depreciation and amortization	24.8	66.4
Deck, Rail & Accessories Segment Adjusted EBITDA	$97.5	$224.8

	Quarter and Full Year Ended March 31
	Q4 FY26	FY26
Deck, Rail & Accessories operating income (loss) margin	5.3%	(2.2%)
Restructuring expenses	0.3%	0.4%
Inventory fair value adjustment	—%	4.6%
Amortization of intangible assets resulting from AZEK acquisition	15.4%	17.1%
Depreciation and amortization	7.2%	8.4%
Deck, Rail & Accessories Segment Adjusted EBITDA margin	28.2%	28.3%

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Earnings Release May 19, 2026

Australia & New Zealand Segment Adjusted EBITDA and Adjusted EBITDA margin

(Millions of US dollars)	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Australia & New Zealand Segment operating income	$42.5	$43.0	$153.9	$111.0
Restructuring expenses	1.4	(7.0)	1.4	50.3
Depreciation and amortization	6.1	4.8	22.4	19.2
Australia & New Zealand Segment Adjusted EBITDA	$50.0	$40.8	$177.7	$180.5

	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Australia & New Zealand Segment operating income margin	30.4%	36.4%	29.6%	21.7%
Restructuring expenses	1.0%	(5.9%)	0.2%	9.3%
Depreciation and amortization	4.4%	4.0%	4.3%	3.7%
Australia & New Zealand Segment Adjusted EBITDA margin	35.8%	34.5%	34.1%	34.7%

Europe Segment EBITDA and EBITDA margin

(Millions of US dollars)	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Europe Segment operating income	$14.3	$13.3	$52.2	$38.0
Depreciation and amortization	8.4	8.5	30.0	32.4
Europe Segment EBITDA	$22.7	$21.8	$82.2	$70.4

	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Europe Segment operating income margin	9.4%	9.9%	9.4%	7.7%
Depreciation and amortization	5.5%	6.3%	5.4%	6.5%
Europe Segment EBITDA margin	14.9%	16.2%	14.8%	14.2%

Adjusted General Corporate and Unallocated R&D EBITDA

(Millions of US dollars)	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
General Corporate and Unallocated R&D costs	$(113.0)	$(196.6)	$(402.7)	$(334.0)
Restructuring, net	2.0	—	(24.2)	—
Acquisition related expenses	14.4	16.5	195.1	16.5
Asbestos related expenses and adjustments	51.1	137.6	53.7	140.5
Depreciation and amortization	3.2	0.9	7.8	3.9
Adjusted General Corporate and Unallocated R&D EBITDA	$(42.3)	$(41.6)	$(170.3)	$(173.1)

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Earnings Release May 19, 2026

Adjusted income before income taxes, Adjusted income tax expense and Adjusted effective tax rate

(Millions of US dollars)	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Income before income taxes	$46.4	$58.8	$206.7	$645.4
Asbestos related expenses and adjustments	51.1	137.6	53.7	140.5
AICF interest income	(2.7)	(2.4)	(10.1)	(10.9)
Restructuring, net	40.2	(7.0)	16.2	50.3
Pre-close financing costs[1]	—	0.8	46.5	0.8
Acquisition related expenses	17.8	16.5	206.9	16.5
Inventory fair value adjustment	—	—	47.9	—
Amortization of intangible assets resulting from AZEK acquisition	72.4	—	178.7	—
Adjusted income before income taxes	$225.2	$204.3	$746.5	$842.6

Income tax expense	$17.9	$15.2	$102.7	$221.4
Tax adjustments[2]	34.7	33.0	48.1	(23.1)
Adjusted income tax expense	$52.6	$48.2	$150.8	$198.3

Effective tax rate	38.6%	25.9%	49.7%	34.3%
Adjusted effective tax rate	23.4%	23.6%	20.2%	23.5%

[1]Includes pre-close financing interest of $34.9 million as well as an $11.6 million non-cash loss on our interest rate swap incurred in the first quarter of fiscal year 2026.

[2]Includes tax adjustments related to the amortization benefit of certain US intangible assets, asbestos, and discrete items relating to the AZEK acquisition, and $18.2 million in respect of the ATO settlement agreement incurred in the second quarter of fiscal year 2026.

Adjusted interest, net

(Millions of US dollars)	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Interest, net	$62.3	$2.9	$231.1	$10.3
Pre-close financing and interest costs	—	(0.8)	(34.9)	(0.8)
AICF interest income	2.7	2.4	10.1	10.9
Adjusted interest, net	$65.0	$4.5	$206.3	$20.4

Adjusted other expense (income), net

(Millions of US dollars)	Quarter and Full Year Ended March 31
	Q4 FY26	Q4 FY25	FY26	FY25
Other expense, net	$0.1	$0.4	$9.8	$0.2
Non-cash loss on interest rate swap	—	—	(11.6)	—
Adjusted other expense (income), net	$0.1	$0.4	$(1.8)	$0.2

Earnings Release: James Hardie - Fourth Quarter Ended March 31, 2026	20

Earnings Release May 19, 2026

Free Cash Flow

(Millions of US dollars)	Full Year Ended March 31
	FY26	FY25
Net cash provided by operating activities	$589.8	$802.8
Purchases of property, plant and equipment	(383.9)	(422.2)
Proceeds from sale of property, plant and equipment	108.2	0.4
Free Cash Flow	$314.1	$381.0
Net cash used in investing activities	$(4,208.5)	$(446.7)
Net cash provided by (used in) financing activities	$3,350.9	$(165.9)

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